FOR IMMEDIATE RELEASE                                                                               SCOTT J. DUNCAN
                                                                                                    FX Energy, Inc.
September 19, 2006                                                                   3006 Highland Drive, Suite 206
                                                                                         Salt Lake City, Utah 84106
                                                                                   (801)486-5555 Fax (801) 486-5575
                                                                                                   www.fxenergy.com

FX Energy Starts Commercial Production from Wilga Well
Provides Additional Operational Updates

Salt Lake City, September 19, 2006 – FX Energy, Inc. (Nasdaq: FXEN) today reported that commercial production has started from the Wilga well. The well has three different pay zones, and for the first few weeks the Company will vary the producing zones and the flow rates before stabilizing at optional production parameters. The gas is being sold under contract to the Warsaw area.

The Wilga field is located approximately 25 miles southeast of Warsaw. Production from the well comes from three Carboniferous zones at a depth of between 7,732 and 8,550 feet. FX Energy operates and owns 82% of the Wilga well and the 250,000 acre concession on which Wilga is located. The Polish Oil and Gas Company (POGC) owns the remaining 18%. Current plans call for a detailed reservoir test after producing the well for six months to assess the potential for drilling development wells in the Wilga area.

Zaniemysl

FX Energy also announced that the Zaniemysl well in western Poland will begin commercial production in the next few weeks. The Company owns 24.5% of the Zaniemysl well which is operated by POGC.

Winna Gora

The Winna Gora well has a rig on location and is expected to begin drilling operations within two weeks. The Company owns 49% of the Winna Gora well. POGC operates the well and owns 51%.

About FX Energy

FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

_________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.